Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-46865, 333-7328, 333-08270 and 333-184397) of Rio Tinto plc of our report dated June 23, 2014, relating to our audit of the financial statements of the Alcancorp Hourly Employees’ Savings Plan, appearing in this annual report on Form 11-K of the Alcancorp Hourly Employees’ Savings Plan as of December 20, 2013, and for the period January 1, 2013, through December 20, 2013.

/s/ McGladrey LLP

McGladrey LLP

June 23, 2014